Exhibit 10.1

EXCLUSIVE RIGHT OF SALE LISTING AGREEMENT

This Exclusive Right of Sale Listing Agreement (Commercial Property) is entered into this 31st day of January, 2013, by and between CLP Partners, LP. (“Owner”) and CNL COMMERCIAL REAL ESTATE, INC., a Florida corporation, its successors and/or assigns (“Broker”). In consideration of the terms hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Broker hereby covenant and agree as follows:

1.	Property. Owner, by and through its duly authorized undersigned representative, hereby grants Broker the exclusive right to sell and authority to find a purchaser for that certain real property situated in Tulsa County, Oklahoma, described as follows (the “Property”):

Street Address: Route 66 Harley Davidson located at 3637 S Memorial Dr, Tulsa, OK

Legal Description attached as Exhibit A

2.	Term. The Term of this Agreement shall commence on January 15, 2013 and end on July 31, 2013, (together with any written extensions thereto).

3.	Conditions of Sale. During the Term, Broker shall solicit offers and other indications of interest from prospective purchasers of the Property, As Is-Where Is, at the following price and terms, or at any other price and terms acceptable to the Owner, to wit:

Sale Price: $8,598,339 based on a cap rate of 7.50% on rent of $644,875

Terms: Fee simple sale- all cash, or if Seller agrees, with buyer responsible for securing loan to allow sale

Taxes, insurance premiums, other expenses and rents relating to the Property shall be prorated as of the date of closing of the sale. Any certified improvement liens are to be paid by Owner, and pending improvement liens are to be assumed by purchaser. The property is to be sold subject to: zoning ordinances and regulations, leases, ground leases, mortgage(s) intended to survive the sale; and limitations, conditions, restrictions and easements of public record affecting the Property. When Broker finds a purchaser for the Property, Owner agrees to enter into a written purchase and sale agreement with the purchaser which will contain the terms and conditions of said sale, and customary provisions as to Owner delivering to the purchaser a title commitment covering the Property, and as to the examination of the title to the Property by the purchaser, and as to the reasonable curing of any defects in the title to the Property, and as to the forfeiture by purchaser of any deposit on the purchase price to the Property in the event of a purchaser default. Owner agrees to execute and deliver to said purchaser a deed conveying the Property which will operate to place with said purchaser good and marketable and insurable title to the Property, free and clear of all liens and encumbrances except those above set forth.

4.	Compensation of Broker. For finding a purchaser for the Property, Owner agrees to pay Broker a commission of Two percent (2.0%) of the gross sales price of the Property at the time of closing. The commission will be Three percent (3.0%) if a cooperating broker assists in the sale of the Property. Said commission is to be paid to Broker whether the purchaser is found by Owner, by Broker, or by any other broker or person at the price and upon the terms set forth above or at any other price or terms acceptable to Owner, or if Owner agrees to sell or exchange the Property within six (6) months following the Term of this Agreement, and any extensions thereto, to a purchaser to whom Broker, Owner, or any cooperating broker submitted the Property, or any other person who inspected the Property for sale during the term or continuance of this Agreement, with the exception of any sale to a related entity of Seller (collectively “Prospects”). Broker agrees to submit a list of such Prospects to Owner not later than fifteen (15) days following the expiration of the Term or Withdrawal of the Property, provided, however, if a written offer has been submitted it shall not be necessary to include the Prospects name on the list. In any exchange of the Property, permission is given to Broker to represent and receive commissions from both parties, purchaser, and/or Owner. Further, the stated compensation shall also be paid to the Broker in the event of a sale, exchange, or transfer of any interest including stocks or shares in the Property during the term of this Agreement, whether such transaction, sale or exchange be accomplished by the Broker or any other person or entity including Owner.

5.	Broker’s Services. In consideration of this Agreement, Broker agrees to: (i) inspect the Property and secure adequate information regarding it; (ii) advertise the Property as the Broker deems advisable in newspapers, publications, or other media of merit; (iii) furnish additional information when requested by any cooperating real estate broker to the extent not in conflict with Broker’s duties under this Agreement; and (iv) share its commissions, upon receipt and collection thereof, less marketing expenses, with any cooperating real estate broker who finds a purchaser for the Property in accordance with the terms of this Agreement. Owner understands that this Agreement does not guarantee the sale of the Property but that it does assure Owner that Broker will make earnest and continued effort to market the property through the Term as provided in this Agreement.

6.

Owner’s Representations. Owner agrees to: (i) immediately refer to Broker all inquiries, offers and other indications of interest concerning the Property and to conduct all negotiations with prospective purchasers of the Property through Broker; (ii) make available to Broker all data, records and documents pertaining to the Property, to allow Broker to show the Property at reasonable times, and to commit no act obstructing Broker’s performance hereunder; (iii) notify the Broker in writing before leasing, mortgaging or otherwise encumbering the Property and to provide details of any such encumbrances; (iv) authorize Broker to enter upon the Property for the purpose of inspecting the Property, showing the Property, and performing any other activity reasonably designed to promote the sale of the Property. Owner warrants: (i) there are no actions, suits or proceedings pending or threatened against Owner or the Property affecting any portion of the Property; (ii) there are no pending or threatened condemnation actions or special assessments of any nature with respect to the Property nor has Owner received any notices of any such condemnation action or special assessment; (iii) there are no foreclosures pending or threatened with respect to the Property, nor has Owner received any notices of any such foreclosure action being contemplated; and (iv) Owner has not received any notice in writing or otherwise from any governmental agency requiring the correction of any violation with respect to the Property or any part thereof.

7.	Withdrawal. If Owner withdraws the Property from sale prior to the expiration of the Term of this Agreement, then this Agreement shall not be terminated, and all liabilities and obligations of Owner to Broker shall continue, but Broker shall not be required to use it efforts to obtain a purchaser until such time as Owner shall rescind his withdrawal notice. In addition, within five (5) days of such withdrawal, Owner shall pay to Broker all expenses up to $1,500.00 incurred by Broker in marketing the Property for sale, including without limitation, the cost of brochures, advertising, mailing expenses and long distance telephone charges. Upon Owner’s request, Broker shall provide documentation of such expenses.

8.	Authority. Owner warrants and represents to Broker that he is the owner of record of the Property. If Owner is a corporation, limited liability company, trust, or other entity, Owner warrants and represents that such entity is in good standing in the state of Oklahoma, and/or its state of incorporation or organization and is duly authorized to do business in the state of Oklahoma, and that such person signing this contract on behalf of such entity is duly authorized and empowered to sign on behalf of such entity and bind such entity to the provisions contained herein.

9.	Disclosure and Indemnity. Owner (and its agent(s), as applicable) shall disclose all facts known to Owner to Broker that materially affect the value of the Property. Owner shall indemnify, insure, defend and hold harmless Broker from and against any and all liabilities, claims, judgments, causes of action, suits and obligations, damages, attorneys’ fees, costs, or other expenses made against Broker or incurred by Broker as the result of Owner’s failure to promptly and fully disclose material information concerning the Property known to Broker, or as a result of error or omission of Owner with respect to information supplied by Owner. Owner further agrees to notify Broker in writing within ten (10) days of any material changes to the Property that affect the marketability thereof. Broker shall indemnify, insure, defend and hold harmless Owner from and against any and all liabilities, claims, judgments, causes of action, suits and obligations, damages, attorneys’ fees, costs, or other expenses made against Owner or incurred by Owner as the result of Broker’s actions or activities while marketing this Property or while on-site at the Property when showing to any prospective buyers.

10.	Limitation of Liability. Owner agrees that Broker shall not be responsible in any manner for personal injury to any person or for any loss or damage to personal or real property due to vandalism, theft, freezing water pipes or any other cause of damage or loss whatsoever with respect to the Property, provided, however, that Broker has exercised reasonable care and diligence. Broker agrees that Owner shall not be responsible in any manner for personal injury to any person or for loss or damage to personal or real property while in the act of marketing or showing this Property to any prospective buyer, provided that Owner exercises reasonable care and diligence.

11.	Commercial Lien Act Disclosures. The Florida Commercial Real Estate Sales Commission Lien Act provides that when a Broker has earned a commission by performing licensed services under a brokerage agreement with you, the Broker may claim a lien against your net sale proceeds for the Broker’s commission. The Florida Commercial Real Estate Leasing Commission Lien Act provides that when a Broker has earned a commission by performing licensed services under a brokerage agreement with you, the Broker may claim a lien against your interest in the Property for the Broker’s commission. The Broker’s lien rights under either Act cannot be waived before the commission is earned.

12.	Assignment. Broker may freely assign this Agreement and all or any part of its right, title and interest in and to, and/or any or all of its duties and obligations under, this Agreement to an affiliate of Broker. Owner also consents to any assignment occurring by operation of law in connection with any merger or consolidation of Broker with and/or into any other entity directly or indirectly wholly-owned by CNL. Any other assignment of this Agreement undertaken by Broker shall be done only with notice to and prior written consent of Owner. Owner may assign this Agreement, or any right, title or interest therein and/or duties or obligations thereunder, with the prior written consent of Broker.

13.	Dispute. In the event of a dispute arising under or relating to this Agreement, the services contemplated hereunder or the Property, the prevailing party in any litigation or arbitration of such dispute shall be entitled to recover its reasonable attorneys’ fees, consultants fees’ and costs (such fees, costs and expenses shall include all costs at trial and appellate level proceedings) incurred therein from the non-prevailing party.

14.

Professional Advice. Broker recommends that Owner obtain legal, tax or other professional advice relating to this Agreement and the proposed sale of the Property as well as the condition and/or legality of the Property, including, but not limited to, the Property’s improvements, equipment, soil, tenancies, title, environmental aspects and compliance with the Americans with Disabilities Act. Broker will have no obligation to investigate any such matters unless expressly otherwise agreed to in writing by Owner and Broker. Owner further acknowledges that, in determining the financial soundness of any prospective purchaser, Owner will rely solely upon Owner’s own investigation and evaluation, notwithstanding Broker’s assistance in gathering relevant financial information.

15.	Non-Discrimination. Owner acknowledges that Broker shall not discriminate or restrict the sale or leasing of the Property on the basis of race, color, age, religion, sex, handicap, familial status, or national origin.

16.	Miscellaneous. This Agreement constitutes the entire agreement between Owner and Broker and supersedes all prior discussions, negotiations, and agreements, whether oral or written. No amendment, alteration, or withdrawal of this Agreement shall be valid or binding unless made in writing and signed by both Owner and Broker. No associate of CNL Commercial Real Estate, Inc. has the authority to modify this Agreement either orally or in writing. If any term, provision or covenant contained in this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, then the parties agree that such invalid term, provision or covenant shall be deemed to be severed and deleted from this Agreement, and the remainder of the Agreement shall continue in full force and effect and shall remain fully valid and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement shall be binding upon all parties hereto, their respective heirs, personal representatives, successors and assigns. If there is more than one Owner, then all liabilities, obligations and undertakings of Owner shall be the joint and several liabilities, obligations and undertakings of all Owners. All singular nouns and pronouns shall be construed as plural nouns and pronouns where the context dictates; and all personal pronouns shall be construed as neuter pronouns where the context dictates. Notices to the parties shall be delivered via hand delivery, overnight mail with a reputable, national carrier or United States certified mail, return receipt requested, to the addresses below or such other addresses as the parties may provide to each other in writing from time to time and shall be deemed delivered upon receipt in the case of hand delivery, or upon deposit with the carrier if via overnight mail or United States mail. Time shall be of the essence in interpreting the provisions of this Agreement. Paragraphs 4, 8, 9, 11, 12, 13 and 15 shall survive Broker’s performance under this Agreement, and the transfer of title.

Additional Clauses. As Broker is not a duly licensed real estate broker in the State of Oklahoma, Broker has agreed to work in association with Judy Hatfield, with Equity Commercial Realty, LLC, who is duly licensed in the State of Oklahoma. Broker has agreed to compensate Equity Commercial Realty from Broker’s commission earned at the point of sale in return for the cooperation and work in association under the laws of the State of Oklahoma. Broker and Equity Commercial Realty, LLC have formalized this agreement in writing in conjunction with this listing agreement.

20.	Addenda. Attached hereto and made parts hereof are the following addenda: N/A

AGREED TO AND ACCEPTED BY:

Owner:

CLP Partners, LP.,
a Delaware limited partnership
By: CLP GP, LLC, a Delaware limited liability company,
its General Partner
By:	/s/ Holly Greer

Printed Name:	Holly Greer

Title:	Senior Vice President

Date:	01-30-13

Address: 450 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Tel. No: 407-650-1000

Broker:

CNL Commercial REAL ESTATE Inc.,
a Florida corporation

By:	/s/ Paul Ellis

Printed Name:	Paul Ellis

Title:	President

Date:	1/28/13

Address: 420 South Orange Avenue, Suite 950 Orlando, Florida 32801 Tel. No: 407-650-1000

Copy returned to Owner on Jan. 31, 2013 , by         Personal Delivery         Mail         Facsimile         E-Mail

Exhibit A

Legal Description

[Intentionally Omitted]